Exhibit 10.38
Equity Office Properties Trust
2003 Share Option and Share Incentive Plan
Participant Summary and
Restricted Share Agreement for Employees

INTRODUCTION
Equity Office Properties Trust (“Equity Office”) has established the Equity Office Properties Trust 2003 Share Option and Share Incentive Plan, as amended (the “Plan”). Under the Plan, certain employees, officers, trustees and consultants may receive various rights related to common shares of beneficial interest (“Shares”) of Equity Office.
This Summary and Agreement is intended as a guide to the terms and conditions of the grant of an award of restricted Shares pursuant to the Plan. In addition, this Summary and Agreement is intended to serve as an agreement between you (the “Grantee”) and Equity Office, governing the terms and conditions of the grant of restricted Shares (the “Share Award”) to you on _________.
This Summary and Agreement is subject to and governed by all the terms and conditions of the Plan, which are hereby incorporated by reference. In the event of any discrepancy between the terms and conditions of this Summary and Agreement and those of the Plan, the terms and conditions of the Plan (including amendments to the Plan) will control. Any other rights that may be granted to you under the Plan or rights that may be granted to other individuals will be described in separate documents for those individuals who are eligible to receive them.
This Summary and Agreement includes a Glossary that defines certain words and phrases used in this Summary.
The effective date of the agreement reflected
in this document with respect to the Share Award is _____________.
This Document Constitutes Part of a Prospectus Covering Securities that have been
Registered under the Securities Act of 1933
The date of this Prospectus is _________________

PLAN ADMINISTRATION
The Plan is administered by the Compensation Committee (the “Committee”) of Equity Office’s Board of Trustees (the “Board”), which consists of at least three non-employee members of the Board. The Board selects the Committee members and may remove Committee members at any time.
The Committee designates those individuals eligible to receive awards under the Plan and determines the terms, conditions and restrictions governing the awards.
The Committee has the power, in connection with the administration of the Plan, to interpret the terms, conditions and restrictions of the Plan and this Summary and Agreement and to take any actions it deems necessary to carry out the terms and purpose of the Plan. Any interpretation or action by the Committee with respect to the Plan is final and binding on each participant and his or her heirs and transferees. Members of the Committee can be reached at the address shown below.

ADDITIONAL INFORMATION
If you have any questions about the Plan or if you would like to receive a copy of the Plan, any additional information relating to the Plan or documents that have been filed by Equity Office with the Securities and Exchange Commission (including Equity Office’s latest annual report, the description of the Shares being registered and any other reports filed by Equity Office pursuant to the Securities Exchange Act of 1934, all of which are incorporated by reference herein), which are available without charge, upon written or oral request, you should contact Ms. Robin Mariella in the legal department at:
Equity Office Properties Trust
Two North Riverside Plaza
Suite 1600
Chicago, IL 60606
(312) 466-3646
robin_mariella@equityoffice.com

RESTRICTED SHARE AWARDS
Q	What is a restricted Share Award?

A	You were granted ______ Shares as a restricted Share Award. A restricted Share Award is an issuance of Shares that you will forfeit (see page 5 of this Summary and Agreement) if you do not satisfy the vesting conditions established by the Committee (see page 5 of this Summary and Agreement). As of the “Grant Date” (as defined in the Glossary), you will have the right to vote the Shares and to receive an amount equal to dividends as and if declared. Your other rights as an Equity Office shareholder with respect to the awarded Shares will be restricted.

The Committee determines the terms, conditions and restrictions that apply to each Share Award granted under the Plan. In no event, however, may the terms, conditions and restrictions be inconsistent with those of the Plan. Further, the grant of a Share Award does not confer upon you the right to be retained in the “Service” of Equity Office. For purposes of the Plan, your Service ends when you no longer perform services as an employee, officer, trustee of Equity Office or any “Subsidiary” (as defined in the Plan).

Q	Will Share certificates be issued in my name at the time of grant?

A	No. At the time of grant, Equity Office will reflect your ownership by book entry. For a fee, Fidelity will issue Share certificates upon your request after you become vested in the Shares. Those employees who are eligible to participate in the Equity Office Supplemental Retirement Savings Plan (“SERP”) and have elected to defer receipt of their Shares by exchanging them for Phantom Share Units under the SERP also may be issued Share certificates when Shares are distributed from the SERP in exchange for such Phantom Share Units.

Q	Can I defer my Shares into the SERP?

A	If you are eligible to participate in the SERP, you will have until December 31 of the year prior to the year in which the Share Award is made to make an election to defer receipt of the Shares into the SERP by exchanging them for Phantom Share Units under the SERP at the time the Shares vest (see page 5 of this Summary and Agreement).

Q	Can I transfer my Share Award?

A	You may not sell, assign or otherwise transfer any non-vested Shares. Any attempt to do so will be void and without effect. However, when you become vested in the awarded Shares, you will have the right to transfer the Shares. If you are eligible to elect to defer receipt of Shares under the SERP, transferability of the Phantom Share Units credited to your account under the SERP will be controlled by the SERP plan document.

Q	Are there times when I cannot transfer my vested Shares?

A	Yes. There may be times when Equity Office’s Chief Legal Counsel imposes a “blackout period” because of the existence or potential existence of significant non-public information, such as a large acquisition or earnings that differ from stock market expectations, or if Equity Office conducts an additional offering to sell more Shares. During these times, you may have to temporarily wait to sell your vested Shares, whether or not such information is communicated to you.

In addition, while an employee, if you are restricted to trading within the window periods established under Equity Office’s insider trading policy (as determined by the Chief Legal Counsel), you cannot sell any vested Shares (or any other holdings of Equity Office shares) outside of the window periods following the release of quarterly financial information, or otherwise in violation of any trading policy established by Equity Office’s Chief Legal Counsel and applicable to you.

If you are an “affiliate” of Equity Office under the federal securities laws, your sales of Shares must comply with Rule 144. You will be advised if you are subject to Rule 144.

VESTING
Q	When will I become vested in the awarded Shares?

A	You will become vested in ______ percent (___%) of the awarded Shares on ______ and will be vested in an additional ___ percent (___%) of the Shares on _________.

Q	What if there are any fractional Shares at the time of vesting?

A	Any fractional Shares will be rounded down to the next whole Share. The fractional Shares shall remain unvested until, when combined with other fractional Shares that would otherwise be vested, they equal a whole Share.

Q	Are there any other circumstances under which I will vest in the awarded Shares?

A	Yes. You will become fully vested in the Shares if your Service with Equity Office is terminated:
•	because of your death or “Disability” (as defined in the Glossary);

•	in connection with your retirement at or after age 62;

•	as a result of a “Change in Control” (as more particularly and specifically defined in the Plan) of Equity Office; or

•	under circumstances that the “Plan Administrator” (as defined in the Glossary) deems to warrant full vesting.

FORFEITURE
Q	What happens if I leave Equity Office before I vest in the awarded Shares?

A	Unless your Service is terminated because of death, Disability or retirement or as a result of a Change in Control of Equity Office or under circumstances the Plan Administrator deems to warrant vesting some or all of your non-vested Shares, you will forfeit to Equity Office any non-vested Shares upon your termination of Service with Equity Office and all Subsidiaries.

TAX CONSEQUENCES
Q	When do I pay tax on the restricted Share Award?

A	Normally you do not recognize compensation (ordinary) income at the time you receive a restricted Share Award. As your Shares vest, you will recognize ordinary income in an amount equal to the “Fair Market Value” (as defined in the Glossary) of the vested Shares and you will be subject to income taxes and FICA (Medicare and social security taxes) on that amount. Equity Office’s designated agent for the Plan Administrator (currently Fidelity Investments) will provide you with a calculation of the tax withholding due.

Alternatively, you may choose one of the following options which means that the amount of tax you pay and the time at which you pay it will differ as explained below:
Option 1
Section 83(b) Election. Under Internal Revenue Service (“IRS”) rules, you may elect to recognize as ordinary income and pay tax on the Fair Market Value of your Shares as of the Grant Date, rather than as of the date(s) your Shares vest. To elect this method of recognizing income for purposes of tax treatment, you must complete and file an election under Section 83(b) of the Internal Revenue Code (“83(b) Election”) with the IRS within thirty (30) days of the restricted Share Grant Date and provide a copy to Equity Office’s human resources department. You will also need to attach a copy of your 83(b) Election to your tax return when you file for the calendar year. You should note that an 83(b) Election is irrevocable upon submission.
If you choose to file an 83(b) Election, you will be required at that time to pay the total applicable tax withholding due, which will include income taxes and FICA, based on the ordinary income recognized under the election. Equity Office will provide you with a calculation of the tax withholding due.
Please be advised: If, under the terms of this Summary and Agreement or the Plan, you fail to vest in your restricted Shares, you will not be eligible to claim any deduction or credit for the taxes paid pursuant to your irrevocable 83(b) Election regarding those Shares.

Option 2
SERP Deferment. If you are eligible to participate in the SERP and you elect to defer receipt of your Shares by exchanging them for Phantom Share Units, you will be required to pay FICA when the Shares vest, and Equity Office or its agent will provide you with a calculation of the tax withholding due. You will recognize ordinary income (and be subject to income taxes) in an amount equal to the Fair Market Value of the Shares when the Shares (or their proceeds) are distributed to you.
Q	What is the tax treatment for dividends received under a restricted Share Award?

A	Any dividends received on non-vested Shares will be treated as compensation includable in your gross income reported on IRS Form W-2 (if you did not file an 83(b) Election for the Shares) or Form 1099-DIV (if you filed an 83(b) Election for the Shares) and in either case taxed as ordinary income.

Q	Is any income I recognize with respect to the awarded Shares subject to any withholding taxes and how will I pay my taxes?

A	Yes. Any income you recognize with respect to the awarded Shares is subject to all tax withholding requirements. Payment of part or all of the required withholding taxes may be satisfied as follows:
•	you may elect to sell unrestricted Shares through Equity Office’s designated broker (currently Fidelity Investments) to satisfy all tax withholding requirements provided that you are in compliance with Equity Office’s insider trading policy. Executive officers of Equity Office subject to Section 16 of Securities Exchange Act of 1934 must obtain prior approval from the Chief Legal Counsel to sell Shares to satisfy tax withholding requirements.

•	you may elect to deliver to Equity Office’s designated broker (currently Fidelity Investments) any unrestricted Shares having a Fair Market Value determined as of the date of such delivery equal to the amount required to be withheld;

•	Equity Office may permit any delivery of unrestricted Shares to be made by withholding Shares otherwise issuable pursuant to the Share Award equal to the amount required to be withheld; or

•	you may remit to Equity Office’s agent for the Plan Administrator (currently Fidelity Investments) an amount sufficient to satisfy payment of the taxes.

ELIGIBILITY
Q	Who is eligible to participate in the Plan?

A	Certain employees, officers, trustees and consultants of Equity Office and its Subsidiaries are eligible to receive awards under the Plan. The Committee designates the individuals who receive awards under the Plan.

SHARES SUBJECT TO THE PLAN
The maximum aggregate number of Shares of Equity Office for which awards may be granted under the Plan shall not exceed 20,000,000 Shares. No more than 10,000,000 Shares may be available for issuance pursuant to awards other than options. To the extent that awards granted under the Plan expire unexercised or are forfeited, terminated, surrendered or canceled, the Shares allocated to such awards shall again become available for future grants under the Plan, unless the Plan has terminated.
In the event of any change in the outstanding Shares due to a Share dividend, split, recapitalization, merger, consolidation, combination, exchange or similar change, the number and kind of Shares reserved for issuance under the Plan and Shares subject to outstanding awards shall be proportionately adjusted by the Committee such that the value of the Shares available for awards under the Plan and the value of Shares subject to outstanding awards remains unchanged.

The Committee may make this adjustment in any manner it deems equitable; however, in no event shall:
•	the aggregate exercise price payable with respect to Shares subject to an outstanding option or SAR be changed; or
•	the exercise price of an option be adjusted below par value of the Shares; or
•	any fractional Shares be issued pursuant to any such adjustment.
If the adjustments result in fractional Shares, the fractional Shares will be eliminated by rounding down to the nearest whole Share.
If you receive cash or another security in exchange for a non-vested Share in connection with any of the foregoing, any conditions and restrictions applicable to the Share will continue to apply to the cash or property received until the Share would have vested.

MORE INFORMATION ABOUT SHARES
Equity Office Properties Trust Shares are traded on the New York Stock Exchange under the symbol “EOP.” Like other publicly traded shares, the price for Shares will vary due to many factors, such as:
•	general economic and political conditions,
•	tax and interest rates,
•	actual and expected changes in our earnings as compared to past results,
•	comparisons with the earnings of other public companies, and
•	other factors over which Equity Office has no control.

SECTION 16 TRUSTEES & OFFICERS OF EQUITY OFFICE
Rules promulgated under Section 16 of the Securities Exchange Act of 1934 apply to Plan transactions by executive officers and trustees of Equity Office. Such individuals must consult Equity Office’s Chief Legal Counsel or his designee, prior to selling or transferring any Shares acquired under the Plan.

DURATION, MODIFICATION & TERMINATION OF THE PLAN
Unless terminated earlier, the Plan will expire on March 26, 2013 and no awards may be granted under the Plan after that date. Notwithstanding the foregoing, Equity Office reserves the right to amend or terminate the Plan at any time, subject to the approval of Equity Office’s shareholders as may be required by law. Any amendment or termination of the Plan will not alter or impair any Share Award previously granted to you without your consent.

APPLICABLE LAWS
The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

NOTICES
All notices under the agreement incorporated in this Summary and Agreement shall be in writing and sent by certified mail or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to Equity Office should be addressed to the attention of the Chief Legal Counsel and sent to the address provided on page 2 of this Agreement. All notices to you will be sent to your last known address on the records of Equity Office.
Any such written notice or communication given by mail will be deemed to have been given two (2) business days after the date the notice or communication was mailed; or, if sent by an overnight delivery service, it shall be deemed to have been given one (1) business day after the date sent.

EQUITY OFFICE PROPERTIES TRUST
By:	Richard Kincaid
President and Chief Executive Officer

GRANTEE

<<FIRSTNAME>> <<LASTNAME>>

GLOSSARY OF TERMS
A Change in Control (as more particularly and specifically defined in the Plan) shall be deemed to occur upon:
•	the acquisition by any entity, person or group of more than thirty percent (30%) of the combined voting power of the outstanding voting securities of Equity Office;
•	approval by shareholders of Equity Office of a merger, consolidation or reorganization of Equity Office with one (1) or more other entities, as a result of which the holders of all outstanding voting securities of Equity Office immediately prior to such transaction hold less than seventy percent (70%) of the combined voting power of the outstanding voting securities of the surviving or resulting corporation in substantially the same relative proportion as their ownership of the outstanding voting securities of Equity Office immediately before the transaction and the incumbent members of the Board of Trustees of Equity Office immediately before the transaction do not constitute at least a majority of the members of the board of the resulting corporation; or
•	approval by shareholders of Equity Office of a complete liquidation or dissolution of Equity Office; or
•	the rejection by the voting beneficial owners of the outstanding Shares of the entire slate of trustees proposed by the Board at a single election of trustees; or
•	the rejection by the voting beneficial owners of the outstanding Shares of one-half or more of the trustees proposed by the Board over any two or more consecutive elections of trustees; or
•	approval by shareholders of Equity Office of an agreement for the sale of substantially all of the assets of Equity Office other than to an entity of which Equity Office directly or indirectly owns at least seventy percent (70%) of the voting shares.
Committee means the Compensation Committee of the Board of Trustees of Equity Office.
Disability means a physical or mental condition that entitles a participant to benefits under the employer-sponsored long-term disability plan in which he or she participates, as determined by the Plan Administrator in its sole and absolute discretion.
Equity Office means Equity Office Properties Trust, the sponsor of the Plan.
The Fair Market Value of a Share means different things for different purposes. Please refer to the Plan document for the applicable definition.

Grant Date means the date you receive a Share Award and, for purposes of this Summary and Agreement, is _________.
Phantom Share Unit means a bookkeeping entry representing an obligation of Equity Office to pay the value of Shares that vested and that you elected to defer receipt of by participating in the SERP.
Plan means the Equity Office Properties Trust 2003 Share Option and Share Incentive Plan, as amended from time to time.
Plan Administrator means the President and Chief Executive Officer of Equity Office and any one member of the Committee, or the full Committee. Notwithstanding the foregoing, where the affected Grantee is a “covered employee” for purposes of Section 162(m) of the Code:
•	any authority of the Plan Administrator under the Plan may be exercised only if the exercise of such authority would not cause the related Share Award, to fail to constitute performance-based compensation on its Grant Date under Treasury Regulation Section 1.162-27; and
•	“Plan Administrator” means the full Committee only if the exercise of such authority by the President and Chief Executive Officer and any one member of the Committee would adversely affect the grant’s status as performance-based compensation and its exercise by the full Committee would not so affect such status.
Service means your performance of services as an employee, officer, trustee for Equity Office or any Subsidiary.
Share Award means the grant of an award of Shares reflected herein.
Shares means common shares of beneficial ownership of Equity Office, having a par value of $.01.
Vested means the Shares are no longer subject to any substantial restrictions, other than those arising under federal securities laws.